                                                                     EXHIBIT 21


                 SUBSIDIARIES OF SCB COMPUTER TECHNOLOGY, INC.


Delta Software Systems, Inc., a Tennessee corporation

Partners Resources Inc., an Arizona corporation

Partners Capital Group, a California corporation

SCB Computer Technology of Alabama, Inc., an Alabama corporation